                                                                     Exhibit 5.1

                     Powell, Goldstein, Frazer & Murphy LLP
                        191 Peachtree Street, 16th Floor
                             Atlanta, Georgia 30303

                                  April 1, 2003

Level 8 Systems, Inc.
214 Carnegie Center
Suite 303
Princeton, New Jersey 08540

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

      We have acted as counsel to Level 8 Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of this Registration Statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), on the date hereof. The Registration Statement relates to the offering of up to 33,356,403 shares of common stock (the "Registered Shares"), $.001 par value (the "Common Stock"), of the Company to be sold from time to time by certain stockholders identified in the related prospectus (the "Selling Stockholders"). The Registered Shares are comprised of common stock, common stock issuable upon conversion of certain shares of convertible preferred stock and common stock issuable upon the exercise of warrants, all of which were issued in transactions exempt from registration under the Act.

      In our capacity as Company's counsel, we have examined the Registration Statement and the related prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Registered Shares and such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

      In conducting our examination, we have assumed without independent investigation or inquiry, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduced copies, the authenticity of the originals of such documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. The opinions set forth herein are limited to General Corporation Law of the State of Delaware, the Delaware constitution and the judicial decisions interpreting those laws, and the federal laws of the United States of America.

      Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that the
(i) Registered Shares that are
currently outstanding have been validly issued, are fully paid and non-assessable, and (ii) the Registered Shares that are not yet outstanding, when issued upon the conversion of the convertible preferred stock and the exercise of the warrants in accordance with their respective terms, including the payment of any required additional consideration, will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus which is a part of the Registration Statement.

                                            Very truly yours,


                   /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP